Portillo’s Inc. Announces Second Quarter 2026 Financial Results

Oak Brook, IL— August 5, 2026—Portillo’s Inc. (“Portillo’s” or the “Company”) (NASDAQ: PTLO), the one-of-a-kind restaurant concept known for its menu of Chicago-style favorites, today reported financial results for the second quarter ended June 28, 2026.

Second Quarter 2026 Highlights (vs. Second Quarter 2025):

•Total revenue of $199.0 million, an increase of 5.6% or $10.5 million
•Same-restaurant sales decrease of 1.2%
•Net income of $7.2 million, a decrease of $2.9 million; Adjusted EBITDA(1) of $29.8 million, a decrease of $0.2 million
•First-ever airport location opened at Dallas-Fort Worth International (DFW) utilizing smaller kitchen size and equipment enhancements
•Expanding home market with first inline restaurant in downtown Chicago later this year, and first location in Wrigleyville in 2027

(1) Adjusted EBITDA is a non-GAAP measure. Please see definition and the reconciliation of this non-GAAP measure accompanying this release.

“Q2 was highlighted by resilient underlying sales performance despite difficult promotional comparisons, as well as taking decisive actions to simplify the business to better support our priority of running great restaurants,” said Brett Patterson, Portillo's Chief Executive Officer. “In parallel, we finalized our recent brand and consumer research which is helping to shape our long-term strategy focused on sustainable, profitable growth. We look forward to sharing that roadmap soon.”

Second Quarter 2026 Financial and Operating Results

Revenues for the quarter ended June 28, 2026 were $199.0 million compared to $188.5 million for the quarter ended June 29, 2025, an increase of $10.5 million or 5.6%. The increase in revenues was primarily attributed to the opening of eight restaurants in fiscal 2025 and seven restaurants during the two quarters ended June 28, 2026, partially offset by a decrease in our same-restaurant sales. Restaurants not in our Comparable Restaurant Base (as defined below) contributed $13.3 million of the total year-over-year increase. Same-restaurant sales decreased 1.2%, or $2.2 million in the quarter. The same-restaurant sales decline was attributable to a decrease in transactions of 3.4%, partially offset by an increase in average check of 2.2%. The higher average check was driven by an approximate 2.6% increase in certain menu prices, partially offset by a 0.4% decrease in product mix. To address inflationary cost pressures, we increased select menu prices by approximately 2.0% in April 2026. For the purpose of calculating same-restaurant sales for the quarter ended June 28, 2026, sales for 85 restaurants that were open for at least 24 full fiscal periods were included in the Comparable Restaurant Base.
Total restaurant operating expenses for the quarter ended June 28, 2026 were $155.7 million compared to $144.0 million for the quarter ended June 29, 2025, an increase of $11.7 million or 8.1%. The increase was primarily driven by the opening of eight restaurants in fiscal 2025 and seven restaurants during the two quarters ended June 28, 2026, higher commodity costs and investments in our team members. Commodity prices increased 7.0% year over year, resulting in higher food, beverage and packaging costs. Other operating expenses also increased, partially offset by lower utilities and insurance costs.
General and administrative expenses for the quarter ended June 28, 2026 were $19.6 million compared to $18.8 million for the quarter ended June 29, 2025, an increase of $0.8 million or 4.1%. This increase was primarily driven by higher professional fees, including $0.9 million of dead site costs, and increased software licensing fees. These increases were partially offset by lower legal expenses.

Operating income for the quarter ended June 28, 2026 was $13.8 million compared to $17.5 million for the quarter ended June 29, 2025, a decrease of $3.8 million or 21.4% as higher revenue was more than offset by the aforementioned expense factors and an increase in other loss of $1.4 million due to a legal contingency.

Net income for the quarter ended June 28, 2026 was $7.2 million compared to a net income of $10.0 million for the quarter ended June 29, 2025, a decrease of $2.9 million or 28.8%. The decrease in net income was primarily due to a decrease in operating income of $3.8 million due to the aforementioned factors and a decrease in the Tax Receivable Agreement liability adjustment of $1.1 million, partially offset by a decrease in income tax expense of $1.9 million.

Restaurant-Level Adjusted EBITDA* for the quarter ended June 28, 2026 was $43.2 million compared to $44.5 million for the quarter ended June 29, 2025, a decrease of $1.2 million or 2.8%.

Adjusted EBITDA* for the quarter ended June 28, 2026 was $29.8 million compared to $30.1 million for the quarter ended June 29, 2025, a decrease of $0.2 million or 0.8%.

*A reconciliation of Restaurant-Level Adjusted EBITDA and Adjusted EBITDA and the nearest GAAP financial measure is included under “Non-GAAP Measures” in the accompanying financial data below.

Development Highlights

During the quarter ended June 28, 2026, we opened three restaurants for a total of 109 restaurants, as of the filing of this press release, including a restaurant owned by C&O, of which Portillo’s owns 50% of the equity. We plan to open one additional restaurant in the fourth quarter of 2026, which will be our second in-line location and will be located in Chicago, Illinois.

Below are the restaurants opened thus far in fiscal 2026:

Location	Opening Month	Fiscal Quarter Opened
Fort Worth, Texas	January 2026	Q1 2026
Humble, Texas	February 2026	Q1 2026
Dallas, Texas	March 2026	Q1 2026
El Paso, Texas	March 2026	Q1 2026
Frisco, Texas	April 2026	Q2 2026
Schertz, Texas	May 2026	Q2 2026
Dallas-Fort Worth International Airport	May 2026	Q2 2026

Fiscal 2026 Financial Targets

Based on current expectations, fiscal 2026 outlook is as follows:

Current Targets
New Units	8 new units
Commodity inflation	Mid single digit
Labor inflation	3% to 3.5%
Restaurant-level adjusted EBITDA margin*	19.5% to 20.5%
General and administrative expenses	$78-$82 million
Adjusted EBITDA*	$92-$96 million
Capital expenditures	$55-$60 million
*We are unable to reconcile the financial target for adjusted EBITDA and restaurant-level adjusted EBITDA margin to net income/loss growth and operating income/loss margin, the respective corresponding U.S. GAAP measure, due to variability and difficulty in making accurate forecasts and projections and because not all information necessary to prepare the reconciliation is available to us without unreasonable efforts. For the same reasons, we are unable to address the probable significance of the unavailable information because we cannot accurately predict all of the components of the adjusted calculations and the non-GAAP measure may be materially different than the GAAP measure.

Reduction in Corporate Headquarters/Field Workforce

On July 31, 2026, subsequent to the end of the second quarter, Portillo's implemented a reduction in force affecting employees at its corporate headquarters and a limited number of field management roles. No restaurant-level team members were impacted. The action reduced the Company's corporate headquarters active workforce by approximately 18%. Revisions to the Company's Fiscal 2026 Financial Targets reflecting these actions appear in the guidance section.

Brett Patterson, CEO:
"While never an easy decision, it is imperative that we examine areas of the business where we can operate more efficiently and ensure our resources and future investments are directed at the right priorities. These actions, along with other efficiencies, will support our long-term growth strategy."

The following definitions apply to these terms as used in this release:

Change in Same-Restaurant Sales - The change in same-restaurant sales is the percentage change in year-over-year revenue for the Comparable Restaurant Base, which is defined as the number of restaurants open for at least 24 full fiscal periods. As of the quarters ended June 28, 2026 and June 29, 2025, there were 85 and 75 restaurants in our Comparable Restaurant Base, respectively.

A change in same-restaurant sales is the result of a change in restaurant transactions, average guest check, or a combination of the two. We gather daily sales data and regularly analyze the guest transaction counts and the mix of menu items sold to strategically evaluate menu pricing and demand. Measuring our change in same-restaurant sales allows management to evaluate the performance of our existing restaurant base. We believe this measure provides a consistent comparison of restaurant sales results and trends across periods within our core, established restaurant base, unaffected by results of restaurant openings and enables investors to better understand and evaluate the Company’s historical and prospective operating performance.

Average Unit Volume - AUV is the total revenue (excluding gift card and Portillo’s Perks™ loyalty program breakage) recognized in the Comparable Restaurant Base, including C&O, divided by the number of restaurants in the Comparable Restaurant Base, including C&O, by period.

This key performance indicator allows management to assess changes in consumer spending patterns at our restaurants and the overall performance of our restaurant base.

Adjusted EBITDA and Adjusted EBITDA Margin - Adjusted EBITDA represents net income before depreciation and amortization, interest expense, interest income, and income taxes, adjusted for the impact of certain non-cash and other items that we do not consider in our evaluation of ongoing core operating performance as identified in the reconciliation of net income, the most directly comparable GAAP measure to Adjusted EBITDA. Adjusted EBITDA Margin represents Adjusted EBITDA as a percentage of revenues, net. See also “Non-GAAP Financial Measures.”

Restaurant-Level Adjusted EBITDA and Restaurant-Level Adjusted EBITDA Margin - Restaurant-Level Adjusted EBITDA is defined as revenue, less restaurant operating expenses, which include food, beverage and packaging costs, labor expenses, occupancy expenses and other operating expenses. Restaurant-Level Adjusted EBITDA excludes corporate level expenses and depreciation and amortization on restaurant property and equipment. Restaurant-Level Adjusted EBITDA Margin represents Restaurant-Level Adjusted EBITDA as a percentage of revenues, net. See also “Non-GAAP Financial Measures.”

For more information about the Company’s Non-GAAP measures, how they are calculated and reconciled and why management believes that they are useful, see “Non-GAAP Financial Measures” below.

Earnings Conference Call

The Company will host a conference call to discuss its financial results for the second quarter on Wednesday, August 5, 2026, at 4:30 PM ET. The conference call can be accessed live over the phone by dialing 877-407-3982. A telephone replay will be available shortly after the call has concluded and can be accessed by dialing 844-512-2921, and using passcode #13748481. The webcast replay will be available at investors.portillos.com shortly after the call has concluded.

About Portillo’s

Portillo’s (NASDAQ: PTLO) is a one-of-a-kind brand that has grown from a small hot dog trailer in Chicago to more than 100 restaurants across 11 states. Known for its unique menu of craveable Italian beef sandwiches, Chicago-style hot dogs, char-grilled burgers, fresh salads and iconic chocolate cake, Portillo’s is beloved in both its home of Chicagoland and across new and growing markets. Portillo’s operates a company-owned model of not just restaurants – but experience-focused destinations that blend dine-in, drive-thru, takeout and delivery to serve guests with the food they crave. And now, after six decades of success and counting, Portillo’s is on a mission to bring its iconic food and unforgettable dining experience to guests across the country.

Guests can join Portillo’s Perks™, the brand’s loyalty program, at Portillos.com/perks to earn and redeem delicious rewards. Every visit brings fans closer to exclusive perks, badges and surprise offers. Fans can also download the Portillo’s App for iOS or Android or visit Portillo’s website to order ahead for pickup or delivery and get the best dill on these bun-believably delicious Chicago-style favorites and more. Plus, Portillo’s ships its craveworthy food to all 50 states via its website.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). All statements other than statements of historical fact are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial position, results of operations, plans, objectives, future performance and business, and are based on currently available operating, financial and competitive information which are subject to various risks and uncertainties, so you should not place undue reliance on forward-looking statements. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "aim," "anticipate," "believe," "commit," "estimate," "expect," "forecast," "outlook," "potential," "project," "projection," "plan," "intend," "seek," "may," "could," "would," "will," "should," "can," "can have," "likely," the negatives thereof and other similar expressions.

Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions and the following:

•risks related to or arising from our organizational structure;
•risks of food-borne illness and food safety and other health concerns about our food;
•risks relating to the economy and financial markets, including in relation to trade and tax policy changes and other macroeconomic uncertainty, including, inflation, fluctuating interest rates, stock market volatility, recession concerns, and other factors;
•risks associated with onboarding new members of management, including the Chief Executive Officer and Chief Financial Officer and the related transition;
•the impact of unionization activities of our Team Members on our reputation, operations and profitability;
•risks associated with our reliance on certain information technology systems, and potential failures or interruptions;
•risks associated with data, privacy, cyber security and the use and implementation of information technology systems, including our digital ordering and payment platforms for our delivery business;
•risks associated with increased adoption, implementation and use of artificial intelligence technologies across our business;
•the impact of competition, including from our competitors in the restaurant industry or our own restaurants;
•the increasingly competitive labor market and our ability to attract and retain the best talent and qualified employees;
•the impact of federal, state or local government regulations relating to privacy, data protection, advertising and consumer protection, building and zoning requirements, labor and employment matters, costs of or ability to open new restaurants, or the sale of food and alcoholic beverages;
•inability to achieve our growth strategy, including as a result of, among other things, the availability of suitable new restaurant sites in existing and new markets and opening of new restaurants at the anticipated rate and on the anticipated timeline and cost structure;
•the impact of consumer sentiment and other economic factors on our sales;
•fluctuation in food and other operating costs, tariffs and import taxes, and supply shortages; and
•other risks identified in our filings with the Securities and Exchange Commission (the “SEC”).

All forward-looking statements are expressly qualified in their entirety by these cautionary statements. You should evaluate all forward-looking statements made in this press release in the context of the risks and uncertainties disclosed in the Company’s most recent Annual Report on Form 10-K, filed with the SEC. All of the Company’s SEC filings are available on the SEC’s website at www.sec.gov. The forward-looking statements included in this press release are made only as of the date hereof. The Company undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

Investor Contact:
Chris Brandon, Vice President of Investor Relations
312.931.5578
cbrandon@portillos.com

Media Contact:
Sara Wirth, Director of Communications & PR
press@portillos.com

PORTILLO’S INC
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except common share and per common share data)

	Quarter Ended				Two Quarters Ended
	June 28, 2026		June 29, 2025		June 28, 2026		June 29, 2025

REVENUES, NET	$198,954	100.0%	$188,456	100.0%	$381,577	100.0%	$364,893	100.0%

COST AND EXPENSES:
Restaurant operating expenses:
Food, beverage and packaging costs	69,580	35.0%	63,750	33.8%	132,865	34.8%	124,852	34.2%
Labor	51,094	25.7%	48,340	25.7%	100,289	26.3%	95,208	26.1%
Occupancy	11,692	5.9%	9,966	5.3%	22,876	6.0%	19,987	5.5%
Other operating expenses	23,341	11.7%	21,919	11.6%	47,456	12.4%	43,709	12.0%
Total restaurant operating expenses	155,707	78.3%	143,975	76.4%	303,486	79.5%	283,756	77.8%

General and administrative expenses	19,563	9.8%	18,798	10.0%	39,922	10.5%	37,701	10.3%
Pre-opening expenses	938	0.5%	1,697	0.9%	3,488	0.9%	2,205	0.6%
Depreciation and amortization	8,254	4.1%	7,137	3.8%	16,190	4.2%	14,177	3.9%
Net income attributable to equity method investment	(404)	(0.2)%	(382)	(0.2)%	(610)	(0.2)%	(546)	(0.1)%
Other loss (income), net	1,120	0.6%	(300)	(0.2)%	833	0.2%	(312)	(0.1)%
OPERATING INCOME	13,776	6.9%	17,531	9.3%	18,268	4.8%	27,912	7.6%
Interest expense	5,672	2.9%	5,726	3.0%	11,299	3.0%	11,475	3.1%
Interest income	(60)	—%	(79)	—%	(110)	—%	(150)	—%
Tax Receivable Agreement liability adjustment	(760)	(0.4)%	(1,838)	(1.0)%	(1,172)	(0.3)%	(2,485)	(0.7)%
INCOME BEFORE INCOME TAXES	8,924	4.5%	13,722	7.3%	8,251	2.2%	19,072	5.2%
Income tax expense	1,769	0.9%	3,679	2.0%	1,605	0.4%	5,039	1.4%
NET INCOME	7,155	3.6%	10,043	5.3%	6,646	1.7%	14,033	3.8%
Net income attributable to non-controlling interests	211	0.1%	1,339	0.7%	104	—%	2,016	0.6%
NET INCOME ATTRIBUTABLE TO PORTILLO'S INC.	$6,944	3.5%	$8,704	4.6%	$6,542	1.7%	$12,017	3.3%

Net income per common share attributable to Portillo’s Inc.:
Basic	$0.10		$0.13		$0.09		$0.18
Diluted	$0.09		$0.12		$0.09		$0.18

Weighted-average common shares outstanding:
Basic	72,380,068		67,595,224		72,228,233		65,716,582
Diluted	73,171,001		69,867,802		73,154,368		68,174,864

PORTILLO’S INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except common share and per common share data)

	June 28, 2026	December 28, 2025
ASSETS
CURRENT ASSETS:
Cash and cash equivalents and restricted cash	$21,253	$19,963
Accounts and tenant improvement receivables	11,274	16,502
Inventories	11,133	8,207
Prepaid expenses and other	6,108	6,844
Total current assets	49,768	51,516
Property and equipment, net	430,247	420,263
Operating lease assets	274,010	261,086
Goodwill	394,298	394,298
Trade names	221,725	221,725
Other intangible assets, net	22,037	23,391
Equity method investment	15,646	15,696
Deferred tax assets	209,704	211,267
Other assets	7,081	7,292
Total other assets	870,491	873,669
TOTAL ASSETS	$1,624,516	$1,606,534

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$38,326	$43,210
Current portion of long-term debt	6,250	6,250
Current portion of Tax Receivable Agreement liability	1,336	7,910
Short-term debt	97,000	90,000
Deferred revenue	5,196	7,472
Short-term operating lease liabilities	8,027	6,878
Accrued expenses	32,681	32,236
Total current liabilities	188,816	193,956
LONG-TERM LIABILITIES:
Long-term debt, net of current portion	235,192	237,977
Tax Receivable Agreement liability	342,060	344,524
Long-term operating lease liabilities	344,919	329,190
Other long-term liabilities	3,577	3,614
Total long-term liabilities	925,748	915,305
Total liabilities	1,114,564	1,109,261

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Preferred stock, $0.01 par value per share, 10,000,000 shares authorized, none issued or outstanding	—	—
Class A common stock, $0.01 par value per share, 380,000,000 shares authorized, and 72,504,761 and 71,971,736 shares issued and outstanding at June 28, 2026 and December 28, 2025 , respectively.	725	720
Class B common stock, $0.00001 par value per share, 50,000,000 shares authorized, and 3,424,546 and 3,442,335 shares issued and outstanding at June 28, 2026 and December 28, 2025, respectively.	—	—
Additional paid-in-capital	410,394	404,603
Retained earnings	69,016	62,474
Total stockholders' equity attributable to Portillo's Inc.	480,135	467,797
Non-controlling interest	29,817	29,476
Total stockholders' equity	509,952	497,273
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,624,516	$1,606,534

PORTILLO’S INC
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Two Quarters Ended
	June 28, 2026	June 29, 2025
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$6,646	$14,033
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	16,190	14,177
Amortization of debt issuance costs and discount	341	349
Loss on sales of assets	209	142
Equity-based compensation	5,834	4,608
Deferred income tax expense	1,605	5,039
Tax Receivable Agreement liability adjustment	(1,172)	(2,485)
Gift card breakage	(551)	(502)
Changes in operating assets and liabilities:
Accounts receivables	1,157	180
Receivables from related parties	(103)	(16)
Inventories	(2,926)	(2,183)
Other current assets	738	1,161
Operating lease asset	4,751	4,557
Accounts payable	150	(7,439)
Accrued expenses and other liabilities	(1,292)	(3,984)
Operating lease liabilities	(1,750)	(1,607)
Deferred lease incentives	5,045	1,586
Other assets and liabilities	256	1,077
NET CASH PROVIDED BY OPERATING ACTIVITIES	35,128	28,693
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(30,153)	(33,081)
Other	172	5
NET CASH USED IN INVESTING ACTIVITIES	(29,981)	(33,076)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short-term debt, net	7,000	45,000
Payments of long-term debt	(3,125)	(38,750)
Distributions paid to non-controlling interest holders	(376)	(1,291)
Proceeds from stock option exercises	361	2,727
Employee withholding taxes related to net settled equity awards	(689)	(887)
Proceeds from Employee Stock Purchase Plan purchases	203	278
Payments of Tax Receivable Agreement liability	(7,913)	(7,686)
Payment of deferred financing costs	—	(1,263)
Contributions from non-controlling interests	682	—
NET CASH USED IN FINANCING ACTIVITIES	(3,857)	(1,872)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS AND RESTRICTED CASH	1,290	(6,255)
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH AT BEGINNING OF THE PERIOD	19,963	22,876
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH AT END OF THE PERIOD	$21,253	$16,621

PORTILLO’S INC
SELECTED OPERATING DATA AND NON-GAAP FINANCIAL MEASURES

	Quarter Ended		Two Quarters Ended
	June 28, 2026	June 29, 2025	June 28, 2026	June 29, 2025
Total Restaurants (a)	109	94	109	94
AUV (in millions) (a)	N/A	N/A	$8.2	$8.7
Change in same-restaurant sales (b)	(1.2)%	0.7%	(0.7)%	1.2%
Adjusted EBITDA (in thousands) (b)	$29,819	$30,064	$48,272	$51,274
Adjusted EBITDA Margin (b)	15.0%	16.0%	12.7%	14.1%
Restaurant-Level Adjusted EBITDA (in thousands) (b)	$43,247	$44,481	$78,091	$81,137
Restaurant-Level Adjusted EBITDA Margin (b)	21.7%	23.6%	20.5%	22.2%
(a) Includes a restaurant that is owned by C&O of which Portillo’s owns 50% of the equity. AUVs for the quarters ended June 28, 2026 and June 29, 2025 represent AUVs for the twelve months ended June 28, 2026 and June 29, 2025, respectively. Total restaurants indicated are as of June 28, 2026.
(b) Excludes C&O.

PORTILLO’S INC.
NON-GAAP FINANCIAL MEASURES

To supplement the consolidated financial statements, which are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measures: Adjusted EBITDA and Adjusted EBITDA Margin, and Restaurant-Level Adjusted EBITDA and Restaurant-Level Adjusted EBITDA Margin. Accordingly, Restaurant-Level Adjusted EBITDA and Restaurant-Level Adjusted EBITDA Margin are not required by, nor presented in accordance with GAAP, but rather are supplemental measures of operating performance of our restaurants. You should be aware that these measures are not indicative of overall results for the Company and that Restaurant-Level Adjusted EBITDA and Restaurant-Level Adjusted EBITDA Margin do not accrue directly to the benefit of stockholders because of corporate-level expenses excluded from such measures. These measures are supplemental measures of operating performance and our calculations thereof may not be comparable to similar measures reported by other companies. These measures are important measures to evaluate the performance and profitability of our restaurants, individually and in the aggregate, but also have important limitations as analytical tools and should not be considered in isolation as substitutes for analysis of our results as reported under GAAP.

Adjusted EBITDA and Adjusted EBITDA Margin

Adjusted EBITDA represents net income before depreciation and amortization, interest expense, interest income, and income taxes, adjusted for the impact of certain non-cash and other items that we do not consider in our evaluation of ongoing core operating performance as identified in the reconciliation of net income, the most directly comparable GAAP measure to Adjusted EBITDA. Adjusted EBITDA Margin represents Adjusted EBITDA as a percentage of total revenues.

We use Adjusted EBITDA and Adjusted EBITDA Margin (i) to evaluate our operating results and the effectiveness of our business strategies, (ii) internally as benchmarks to compare our performance to that of our competitors and (iii) as factors in evaluating management’s performance when determining incentive compensation.

We believe that Adjusted EBITDA and Adjusted EBITDA Margin are important measures of operating performance because they eliminate the impact of expenses that do not relate to our core operating performance.

We are unable to reconcile the long-term outlook for Adjusted EBITDA to net income, the corresponding U.S. GAAP measure, due to variability and difficulty in making accurate forecasts and projections and because not all information necessary to prepare the reconciliation is available to us without unreasonable efforts. For the same reasons, we are unable to address the probable significance of the unavailable information because we cannot accurately predict all of the components of the adjusted calculations and the non-GAAP measure may be materially different than the GAAP measure.

Restaurant-Level Adjusted EBITDA and Restaurant-Level Adjusted EBITDA Margin

Restaurant-Level Adjusted EBITDA is defined as revenue, less restaurant operating expenses, which include cost of goods sold (excluding depreciation and amortization), labor expenses, occupancy expenses and other operating expenses. Restaurant-Level Adjusted EBITDA excludes corporate level expenses and depreciation and amortization on restaurant property and equipment. Restaurant-Level Adjusted EBITDA Margin represents Restaurant-Level Adjusted EBITDA as a percentage of revenue.

We believe that Restaurant-Level Adjusted EBITDA and Restaurant-Level Adjusted EBITDA Margin are important measures to evaluate the performance and profitability of our restaurants, individually and in the aggregate.

See below for a reconciliation of net income, the most directly comparable GAAP measure, to Adjusted EBITDA and Adjusted EBITDA Margin (in thousands):

	Quarter Ended		Two Quarters Ended
	June 28, 2026	June 29, 2025	June 28, 2026	June 29, 2025
Net income	$7,155	$10,043	$6,646	$14,033
Net income margin	3.6%	5.3%	1.7%	3.8%
Depreciation and amortization	8,254	7,137	16,190	14,177
Interest expense	5,672	5,726	11,299	11,475
Interest income	(60)	(79)	(110)	(150)
Income tax expense	1,769	3,679	1,605	5,039
EBITDA	22,790	26,506	35,630	44,574
Deferred rent (1)	1,498	1,541	3,232	2,917
Equity-based compensation	2,604	2,658	5,834	4,608
Cloud-based software implementation costs (2)	—	84	—	267
Amortization of cloud-based software implementation costs (3)	278	295	558	514
Other loss (4)	136	82	208	143
Transaction-related fees and expenses (5)	—	736	—	736
Legal contingency (6)	1,700	—	1,700	—
Strategic realignment costs (7)	907	—	1,616	—
Consulting fees (8)	666	—	666	—
Tax Receivable Agreement liability adjustment (9)	(760)	(1,838)	(1,172)	(2,485)
Adjusted EBITDA	$29,819	$30,064	$48,272	$51,274
Adjusted EBITDA Margin (10)	15.0%	16.0%	12.7%	14.1%
(1) Represents the difference between cash rent payments and the recognition of straight-line rent expense recognized over the lease term.
(2) Represents non-capitalized third party consulting and software licensing costs incurred in connection with the implementation of a new HCM system which are included within general and administrative expenses.
(3) Represents amortization of capitalized cloud-based ERP and HCM system implementation costs that are included within general and administrative expenses.
(4) Represents loss on disposal of property and equipment included within other loss (income), net.
(5) Represents certain expenses that management believes are not indicative of ongoing operations, consisting primarily of certain professional fees included within general and administrative expenses.
(6) Represents a legal contingency recorded in connection with the Maverick arbitration, included within other loss (income), net.
(7) Represents costs related to the Company's strategic reset of its development and growth plans and CEO transition and replacement costs. These costs are included within general and administrative expenses.
(8) Represents fees incurred for discrete, project-based strategic initiatives that are not part of the Company's ongoing operations and are included within general and administrative expense. These costs consist primarily of third-party consulting fees related to a brand study and a spend optimization study. Given the magnitude and scope of these initiatives and that they are not expected to recur in the foreseeable future, the Company considers the associated consulting fees not reflective of the ongoing costs to operate its business.
(9) Represents remeasurement of the Tax Receivable Agreement liability.
(10) Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by Revenues, net.

See below for a reconciliation of operating income, the most directly comparable GAAP measure, to Restaurant-Level Adjusted EBITDA and Restaurant-Level Adjusted EBITDA Margin (in thousands):

	Quarter Ended		Two Quarters Ended
	June 28, 2026	June 29, 2025	June 28, 2026	June 29, 2025
Operating income	$13,776	$17,531	$18,268	$27,912
Operating income margin	6.9%	9.3%	4.8%	7.6%
Plus:
General and administrative expenses	19,563	18,798	39,922	37,701
Pre-opening expenses	938	1,697	3,488	2,205
Depreciation and amortization	8,254	7,137	16,190	14,177
Net income attributable to equity method investment	(404)	(382)	(610)	(546)
Other loss (income), net	1,120	(300)	833	(312)
Restaurant-Level Adjusted EBITDA	$43,247	$44,481	$78,091	$81,137
Restaurant-Level Adjusted EBITDA Margin (1)	21.7%	23.6%	20.5%	22.2%
(1) Restaurant-Level Adjusted EBITDA Margin is defined as Restaurant-Level Adjusted EBITDA divided by Revenues, net.